Exhibit 99.2

Oral Remarks Concerning Union Planters’ First Quarter 2004 Performance
Made in a Prerecorded Conference Call
April 15, 2004
7:30 a.m. EDT

RICHARD W. TRIGGER, DIRECTOR OF CORPORATE PLANNING, UNION PLANTERS CORPORATION:

Welcome to the Union Planters Corporation first quarter 2004 pre-recorded earnings message. I am Rich Trigger, Director of Corporate Planning for the Union Planters Corporation. This message has been pre-recorded and is based on the first quarter earnings release issued at 6:00 a.m. Eastern Daylight Time on Thursday, April 15, 2004 and will be available for replay until April 30, 2004.

Speaking today on behalf of Union Planters Corporation will be: Jackson W. Moore, Chairman, President and CEO; and Bobby L. Doxey, Senior Executive Vice President and Chief Financial Officer.

This message references certain slides. Both the news release and the slides used in this message are available on the Union Planters website at www.unionplanters.com/investor. Callers may wish to bring the slides into view or print the slides before listening to the call.

Please refer to the forward-looking statement disclosure on the next slide.

This message includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to this slide for an explanation about forward-looking statements included in the presentation today.

I would now like to introduce Jack Moore, our Chairman, President and CEO.

JACKSON W. MOORE, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, UNION PLANTERS CORPORATION:

Thank you, Rich. I would like to welcome our shareholders, investors and others to our pre-recorded earnings message on first quarter 2004 financial results.

If you would, please refer to the next slide for a summary of our financial performance.

Today, we reported first quarter earnings of $73.1 million, or 38 cents per diluted share. These results included several previously announced charges which are consistent with guidance given in our 4th quarter announcement and represent a provision to reduce exposure in certain loan portfolios and to cover costs related to the streamlining of our mortgage and credit infrastructure. We expect the benefits of these actions will improve earnings on an annualized basis by $26 million, or 10 cents after tax per diluted share, with 60% of these benefits being realized in 2004.

Before giving you some of the highlights of our first quarter, I want to update you on the progress of our pending partnership with Regions Financial Corporation. While the regulatory approval process continues and we prepare for the shareholder vote, we remain absolutely confident in our ability to successfully integrate the two companies. Employees of both organizations are working diligently, and we continue to be impressed with the level of cooperation and teamwork. A dedicated team has been put in place to focus on the merger transition and integration so that associates may remain focused on serving customers. We are making definite progress during this transition period. Leaders and transition team members from both Regions and Union Planters are completely focused on doing what it takes to create the new regional force we are committed to. We are following a very sound discipline and applying a common sense approach.

Let me mention some of our key highlights for the first quarter. While our mortgage business, consistent with industry trends, is still operating at lower than anticipated production levels, non-mortgage banking related activities performed in line with our expectations. Specifically, we experienced growth in core loan products, particularly in our key markets, which reflects a trend reversal over the last several quarters. For example, our largest markets, including Memphis, Nashville, Indianapolis, Houston, Miami and the Broward area, grew 1-4 family loans more than five percent compared to the prior quarter. The strong momentum we have seen in the home equity line of credit product continued this quarter with an annualized growth of 23%. We also saw growth in non-interest bearing deposits in all of our markets from the first quarter of last year.

We continue to make progress in two important areas – credit quality and expense management. Nonperforming assets declined for the sixth straight quarter and were at the lowest level since March of 2001. Additionally, core expenses improved during the quarter, reflecting our continued emphasis on an efficient business model.

Now let me turn it over to Bobby Doxey, our Chief Financial Officer, who will provide greater detail on the financial results for the quarter, including the pre-tax charge.

BOBBY L. DOXEY, SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, UNION PLANTERS CORPORATION:

Thank you, Jack. Over the next few slides, I will walk you through our first quarter financial performance, including some highlights we saw in our loan portfolio and credit quality; but first, let me provide you more details around our pre-tax charge.

Please turn to the next slide.

Our first quarter earnings included a pre-tax charge of $29 million, which breaks down into the following components:

•	A $3.2 million in expense related to rightsizing our mortgage and credit operations, and;

•	A $25.8 million charge to provision as a result of our decision to sell certain loan portfolios. Specifically:

•	A $140 million brokered home equity portfolio and;

•	A $95 million rental car fleet portfolio.

The annualized benefit of these actions will be approximately $26 million, or 10 cents after tax per diluted share. We believe that approximately 60% of these savings will be realized throughout the remainder of 2004. These benefits will show up in reduced credit costs and lower expenses in our mortgage and credit operations functions. We will continue to review selected portfolios and will evaluate other initiatives in light of the merger and now believe that the aggregate pre-tax charge will be at the low end of the range included in our previous guidance.

Now, let me walk you through the components of our operating results.

Please turn to the next slide.

Net interest income and net interest margin on a fully tax-equivalent basis were $270 million and 3.82%, respectively, for the first quarter of 2004, compared to $281 million and 3.90%, respectively, last quarter. The key driver to the decline in the net interest margin from the prior quarter was the remixing of earning assets due to a $396 million reduction in higher yielding mortgage loans held for resale and increase in the investment securities. The reduction in loans held for resale correlates directly to the reduction in mortgage loan origination activity. We do not expect that the loans held for resale balance will decline further, and also anticipate that recent positive trends in loan growth will continue, both of which should have a favorable impact on the net interest margin for the next several quarters.

Now let me talk about some of the positive trends we are seeing in our loan portfolio.

Please move to the next slide.

Our home equity product continues to show strong growth. You can see from this slide the positive trends we have experienced over the last several quarters. This quarter, the momentum continued as average balances in this product were up almost 23% on an annualized basis from last quarter and up more than 32% since last year. Also, consistent with our strategy to reduce the risk profile of our loan portfolio, new home equity lines of credit continue to have a strong average credit score of 725 and loan-to-value ratios of 65%.

Average commercial real estate loan balances increased almost 2% from the same quarter last year. Furthermore, some of the Company’s larger markets began to experience increased commercial loan activity, particularly in Memphis and Houston, which grew commercial real estate balances by more than 13% compared to the previous quarter. Consumer mortgage portfolio loans, excluding the branch sales and mortgage loan sales, grew at a strong 8.7% annualized growth rate compared to last quarter, which represents a reversal of a previous trend. Our new adjustable rate product fueled much of this growth. This product is attracting high-quality credit customers with overall low loan-to-value ratios and high credit scores. The average loan-to-value ratio of this product has consistently remained less than 74% with an average credit score of 735. These loans are providing us with a tremendous opportunity to diversify and expand our customer base and cross-sell additional products.

The net effect of this activity resulted in a remixing of our loan products to a higher percentage of low-risk home equity and consumer mortgage products reflecting successful execution of previously communicated strategies.

While total deposits were down from both last quarter and last year, we are encouraged by the activity we saw in certain markets during the quarter. Noninterest-bearing demand deposits increased almost 9% compared to the same period last year due to a strong commercial DDA growth throughout most of the franchise. The overall level of savings, money market and time deposit balances continued to moderate during the first quarter due to the low level of interest rates. However, some of our large markets experienced solid growth in these products since last year, particularly savings and money market balances in the greater St. Louis area. Total deposits, excluding deposits in sold branches, decreased 1.5% from the fourth quarter. The decline was largely driven by a reduction in highly rate-sensitive money market balances in our Miami market due to competitive pricing pressures. We anticipate that this decline will be offset by a major deposit campaign in the second quarter.

Please turn to the next slide.

Noninterest income was $175 million for the first quarter compared to $195 million during the previous quarter. The decline was primarily driven by a reduction in mortgage banking revenues and the seasonality in service charges on deposit accounts as well as lower net revenues from professional employment services due to increased payroll taxes.

The primary factors resulting in lower mortgage banking revenues for the first quarter were as follows:

•	Overall, originations were $2 billion, down from last quarter by $100 million, resulting in lower fees of approximately $1 million.

•	Last quarter’s results included $16.7 million in gains on securitization and sales of the portfolio in the amount of $359 million. This compared to gains of $419 thousand this quarter, and;

•	First quarter results were impacted by the decline in the valuation of our mortgage servicing rights portfolio, resulting in impairment of $32.7 million, compared to a recovery of $3.6 million during the previous quarter.

Near the end of the quarter, we saw a pick up in origination activity which should provide the basis for stronger mortgage revenue in future periods.

Our trust area continues to perform very well. Trust assets under management were $8.5 billion, an increase of 18% over the prior year and 7% over the prior quarter. Improved market conditions, a more favorable mix towards long-term assets under management and positive overall net inflows contributed to the increase. Additionally, the number of trust accounts increased more than 8% compared to the same quarter last year. Consequently, trust services income was up almost 15% and 17% compared to last quarter and the same quarter last year, respectively. In addition, when compared to the same quarter last year, investment and insurance income increased almost 6% due to growth in brokerage commissions and revenues from the sale of annuities.

During the first quarter, we closed on previously announced branch sales in Corbin and Somerset, Kentucky, which are part of the ongoing rationalization of our distribution network. The sales resulted in pre-tax gains of $21 million and represented approximately $127 million and $225 million in loans and deposits, respectively, as of the settlement date.

Please turn to the next slide.

Noninterest expense was $277 million during the first quarter compared to $279 million during the prior quarter. Expenses during the first quarter were impacted by previously discussed pre-tax charges as well as expenses directly related to the recently announced merger between the Company and Regions Financial Corporation. These include merger-related expenses of $4 million; $3 million in expenses related to the rightsizing of our mortgage and credit operations; and an $8 million expense associated with an investment that is designed to produce a lower effective tax rate.

Excluding these expenses, which we believe is indicative of core operating expenses, noninterest expense improved by more than $18 million compared to the previous quarter.

We did make progress this quarter on reducing expenses in the mortgage area to more closely align it with the origination activity. Expenses in our mortgage companies declined during the first quarter in the areas of personnel, operational losses, and other loan and real estate provision and expenses. As we have indicated in the past, we are committed to strong expense management and will continue to align volume-related expense with corresponding revenue sources.

Please turn to the next slide.

As a result of our continued commitment to improving credit quality, nonperforming assets declined for the sixth straight quarter and represented the lowest level since the first quarter of 2001. Nonperforming assets declined to $252 million, an improvement of $61 million, or 19%, since the same quarter last year and more than $9 million since the previous quarter. Additionally this quarter, nonperforming assets as a percentage of loans plus foreclosed property were 112 basis points and net charge-offs as a percentage of average loans were 73 basis points — a significant improvement from both last quarter and last year.

Included in the $63 million in provision for losses on loans this quarter was the $25.8 million charge incurred as a result of a change in our decision to sell the brokered home equity and rental car fleet loans. This resulted in a decline in the allowance for loan losses as a percentage of total loans to 1.38% from 1.50% at the end of the previous quarter.

We continue to focus on improving the overall risk profile of the loan portfolio and reducing credit costs. While nonperforming assets may fluctuate from quarter to quarter, we expect the overall trend to continue to decline throughout 2004, given a stable or improving economy. We continue to believe we will hit our previously established target of a 50 basis point net charge-off ratio in the fourth quarter of 2004.

Please turn to the next slide.

Total shareholders’ equity at March 31, 2004 was $3.1 billion, reflecting a leverage ratio of 8.01% and an estimated Tier-1 capital to total risk-weighted assets ratio of 9.74%. These ratios compare to 7.89% and 9.60%, respectively, at December 31, 2003. The Company is authorized to repurchase up to 24.7 million shares of its common stock under authorization previously granted by the Board of Directors.

And now, Jack will conclude our message.

JACKSON W. MOORE:

We have adopted the phrase “keep going and keep growing” as we go through our merger with Regions. We are doing this by staying focused on our most important asset, our customers. It is our goal be the first choice when they have a need for financial services. Our corporate focus remains unchanged for 2004; we continue to focus on providing shareholders with solid returns, on improving the level of customer service and on leveraging our efficient business model by improving organizational efficiencies. In the immediate and near term, our operating plan, new product initiatives and a keen focus on deepening customer relationships are all going to move forward. I have challenged our associates to continue to provide the best products and services to our customers as we chart the course for our future with Regions — a future that we all believe to be very bright.

RICHARD W. TRIGGER:

This concludes the first quarter 2004 earnings message. For further information, please refer to the news release issued on April 15th and the current report on Form 8-K filed with the Securities and Exchange Commission.

END